Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-275894
The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated December 5, 2023.
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 5, 2023)
10,000,000 Shares
Credo Technology Group Holding Ltd
Ordinary Shares

We are offering 8,940,000 ordinary shares. The selling shareholders named in this prospectus supplement, which includes members of our board of directors and senior management or their affiliated entities, are offering an additional 1,060,000 ordinary shares. We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders. Our ordinary shares are listed on the Nasdaq Global Select Market (Nasdaq) under the symbol “CRDO”. The last reported sale price of our ordinary shares on the Nasdaq on December 4, 2023 was $19.19.
Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement to read about factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling shareholders	$	$
__________________
(1)See the section titled “Underwriting” for a description of the compensation payable to the underwriters.
We intend to grant the underwriters the option for a period of up to 30 days from the date of this prospectus supplement to purchase up to an additional 1,500,000 ordinary shares from us at the public offering price, less the underwriting discount.

The underwriters expect to deliver the ordinary shares against payment in New York, New York on          , 2023.

Goldman Sachs & Co. LLC

Prospectus supplement dated          , 2023.

TABLE OF CONTENTS
Prospectus supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of ordinary shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about our ordinary shares. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.
In this prospectus supplement, “Credo,” the “Company,” “we,” “us” and “our” refer to Credo Technology Group Holding Ltd, a Cayman Islands exempted company, and its consolidated subsidiaries. Neither we, the selling shareholders nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. Neither we, the selling shareholders nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We, the selling shareholders and the underwriters are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the accompanying prospectus, respectively, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or of any sale of the ordinary shares.
This prospectus supplement and the documents incorporated by reference herein include industry and market data that we obtained from industry publications, internal estimates and other third-party sources. These sources may include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus supplement, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.
S-i

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained in or incorporated by reference into this prospectus supplement. This summary provides an overview of selected information and does not contain all of the information you should consider before buying our ordinary shares. Therefore, you should read the entire prospectus supplement and the accompanying prospectus carefully, especially the “Risk Factors” section beginning on page S-9 of this prospectus supplement, and the documents incorporated by reference, especially the “Risk Factors” described in our Annual Report on Form 10-K for the fiscal year ended April 29, 2023, before deciding to invest in our ordinary shares.
OVERVIEW
Our mission is to deliver high-speed solutions to break bandwidth barriers on every wired connection in the data infrastructure market.
Credo is an innovator in providing secure, high-speed connectivity solutions that deliver improved power and cost efficiency as data rates and corresponding bandwidth requirements increase exponentially throughout the data infrastructure market.
Our innovations ease system bandwidth bottlenecks while simultaneously improving on power, security and reliability. Our connectivity solutions are optimized for optical and electrical Ethernet applications, including the 100G (or Gigabits per second), 200G, 400G, 800G and emerging 1.6T (or Terabits per second) markets. Our products are based on our Serializer/Deserializer (SerDes) and Digital Signal Processor (DSP) technologies. Our product families include integrated circuits (ICs), Active Electrical Cables (AECs) and SerDes Chiplets. Our intellectual property (IP) solutions consist primarily of SerDes IP licensing.
Data generation has increased dramatically over the past ten years, creating new and complicated challenges in both circuit and system design. Our proprietary SerDes and DSP technologies enable us to achieve similar performance to leading competitors’ products but in a lower cost, more highly available legacy node (n-1 advantage). Beyond power and performance, Credo continues to innovate to solve customers’ system level requirements. We partner with Microsoft on our HiWire Switch AEC and open-source implementation that helps realize Microsoft’s vision for a highly reliable network-managed dual-Top-of-Rack (ToR) architecture (a network architecture design in which computing equipment located within the same or an adjacent rack are, for redundancy, connected to two in-rack network switches, which are, in turn, connected to aggregation switches via fiber optic cables), overcoming complex and slow legacy enterprise approaches, simplifying deployment and improving connection reliability in the data center.
The multibillion-dollar data infrastructure market that we serve is driven largely by hyperscale data centers (hyperscalers), as well as general compute, Artificial Intelligence and Machine Learning (AI/ML) infrastructure, multi-service operators (MSOs), and mobile network operators (MNOs). The demands for increased bandwidth, improved power and cost efficiency and heightened security have simultaneously and dramatically expanded as work, education and entertainment have rapidly digitized across myriad endpoint users.
We design, market and sell both product and IP solutions. We help define industry conventions and standards within the markets we target by collaborating with technology leaders and standards bodies. We contract with a variety of manufacturing partners to build our products based on our proprietary SerDes and DSP technologies. We develop standard solutions we can sell broadly to our end markets and also develop tailored solutions designed to address specific customer needs. Once developed, these tailored solutions can generally be broadly leveraged across our portfolio and we are able to sell the part or license the IP into the broader market.
We have global sales, marketing and business development teams responsible for identifying and building our customer relationships. We sell our products to hyperscalers and cloud infrastructure providers, as well as MNO, MSO, 5G wireless, enterprise networking and high performance computing (HPC) customers. We are engaged with all of the major hyperscalers, and our customer base includes over 20 blue chip clients, including more than 10 original equipment manufacturers (OEMs) and original design manufacturers (ODMs), over 10 optical module manufacturers and other leading enterprises.

Our Products and Solutions
We are pioneering comprehensive Ethernet connectivity solutions that deliver high bandwidth, scalability and end-to-end signal integrity for next-generation platforms. Today, we offer the following products and solutions: HiWire AECs, Optical PAM4 DSPs, Line Card PHYs, SerDes Chiplets and SerDes IP.
HiWire AECs: HiWire AECs are copper interconnect cables designed for affordable, low-power operation at 100G, 200G, 400G, 800G and emerging 1.6T data speeds. HiWire AECs enable hyperscalers and 5G architects to accelerate the transition to Distributed, Disaggregated Chassis (DDC) by offering a high-performance alternative to short, thick Direct Attach Cables (DACs) and high-power, high-cost Active Optical Cables (AOCs). DDCs allow providers to pair hardware from ODMs with open source and third-party software to address issues surrounding operating expenses, flexibility and cost in traditional chassis applications. Our ToR to Network Interface Card (NIC) AEC solutions enable hardware architects to pair commodity NIC and ToR hardware with value-added AECs to address needs related to redundancy and racking plans. Our HiWire AEC solutions include SWITCH, SPAN, SHIFT and CLOS AECs:
•Credo HiWire SWITCH AEC enables a NIC to connect to two ToRs in an Active/Standby configuration for sub-millisecond failover that is fully network operating system managed. This enables the simplicity of a single NIC-ToR connector for the server and user with reliability and convergence times that are superior to legacy link aggregation structures.
•Credo HiWire SPAN AECs are a plug and play replacement of AOC for high-speed interconnects. Intended for rack-to-rack connectivity, these cables support up to 7-meter reach, consume up to 50% less power than AOCs, cost less than AOCs and offer a 10-year service life.
•Credo’s HiWire SHIFT AECs provide breakout functionality to enable a single high-speed port to connect to two or four lowerspeed ports. In some cases, this involves speed shifting functionality where lane speeds are changed (e.g., one lane of 112G becomes two lanes of 56G), modulation schemes are changes (e.g., PAM4 symbol becomes two non-return-to-zero (NRZ) symbols) and forward error correction is terminated and/or generated to ensure a plug and play bridge between two different speed hosts.
•Credo HiWire CLOS AECs are specifically designed for high density in-rack or HPC rack-to-rack interconnect to support CLOS architectures, a type of non-blocking, multistage switching architecture that reduces the number of ports required in an interconnected fabric. With up to 50% less power than optical solutions and up to 75% less volume than DACs, these AECs enable CLOS cabling densities up to 1,000 cables per rack.
Optical DSPs: We provide high-performance, low-power and cost-effective 50G to 800G PAM4 optical DSPs across a broad spectrum of use cases, speeds and bandwidths. The DSPs enable optical interconnect for cloud-scale, hyperscale and enterprise data center build-outs with 100G to 800G PAM4 optical modules and build-outs for 5G wireless service providers with 50G optical modules.
These full-featured DSPs provide high-performance sensitivity and a low bit error rate (BER), allowing margin for optical alignment and crosstalk. They utilize our industry-leading transmitters and are optimized for cost-effective production.
Our extensive optical product portfolio comprising our Dove and Seagull product families includes PAM4 DSPs for 50G, 100G, 200G, 400G and 800G PAM4 optical interconnects. Our proprietary DSP technology and equalization techniques help compensate for optical impairments to achieve optimal overall system performance, signal integrity and power efficiency.
Line Card PHYs: We are enabling data connectivity and security in hyperscale and enterprise data centers with leading edge, lowpower line card PHY solutions. Our Retimers, Gearboxes and MACsec/IPSEC devices support PAM4/NRZ backplane and line card connectivity up to 112G per lane, supporting platforms up to 25.6 Terabits per second (Tbps) with 800G ports. Dedicated and multi-mode Retimers, Gearboxes and MACsecs, each built around our low-power, high-performance SerDes IP, enable our customers to meet performance, power and price objectives.
Our Line Card PHY product families include our Black Hawk and Bald Eagle products for Retimers and Gearboxes, as well as our Owl series for MACsec/IPSEC applications.
SerDes Chiplets: SerDes technology enables data transmission at high rates while minimizing the number of interconnects required. As the bandwidth of interconnects increase, the complexity of the design for signal transmission increases. Our SerDes architecture has made it possible to deliver cost- and power-effective SerDes solutions in mature process nodes and make them available in chiplet form (multiple SerDes lanes in a single die) for integration with Multi-Chip Module (MCM) System-on-Chips (SoCs), overcoming the need for matching core logic and SerDes IP in the same process node. Our SerDes Chiplets are designed for high performance and low power from mature processes, allowing customers to fabricate their core logic in advanced processes and combine them in their MCM SoC.
SerDes IP: SerDes IP is designed for the easy SoC integration of tens to hundreds of SerDes lanes. We designed our SerDes IP to optimally balance performance, power and manufacturing process costs and risks. Our patented mixed signal and DSP architectures are the foundation of our high-performance and low-power SerDes technology. Our architectural approach enables design in a mature fabrication process while delivering leading-edge performance and power efficiency, which has led to our more than 30 IP licensing engagements. Nevertheless, as part of our commitment to long-term innovation, we continuously develop technology in cutting-edge fabrication processes such as 5nm in order to enhance our competitive position, and to serve the market of IP licensing customers whose logic requires cutting-edge fabrication processes.
Corporate Information
Credo Technology Group Holding Ltd is a Cayman Island exempted company. Our registered mailing address is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal website is www.credosemi.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement.

THE OFFERING

Ordinary shares offered by us	8,940,000 shares.

Ordinary shares offered by the selling shareholders	1,060,000 shares.

Ordinary shares to be outstanding after this offering	159,485,782 shares, or 160,985,782 shares if the underwriters exercise their option to purchase additional shares in full.

Underwriters’ option	We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,500,000 additional shares from us.

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $163.0 million, or approximately $190.5 million if the underwriters exercise their option to purchase additional ordinary shares from us in full, after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us, based on the assumed public offering price of $19.19 per share, which was the last reported sale price of our ordinary shares on the Nasdaq on December 4, 2023. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.
We intend to use the net proceeds from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds we receive from this offering for acquisitions or strategic transactions, though we have not entered into any agreements or commitments with respect to any material transactions and have no understandings or agreements with respect to any such transactions at this time.
See “Use of Proceeds” for additional information.

Risk factors
Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Nasdaq trading symbol	“CRDO.”
The number of ordinary shares to be outstanding after this offering is based upon 150,545,782 shares outstanding as of October 28, 2023, and excludes:
•7,750,674 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding as of October 28, 2023, at a weighted-average exercise price of $1.94 per share;
•7,729,802 ordinary shares issuable upon the settlement of restricted stock units outstanding as of October 28, 2023;
•4,080,000 ordinary shares issuable upon the exercise of a warrant issued to Amazon.com NV Investment Holdings LLC (Amazon) on December 28, 2021, with an exercise price of $10.74 per share, of which 80,000 shares were vested as of October 28, 2023 and with the remaining shares vesting in tranches over the contract term upon receipt of certain milestones related to global payments by Amazon and its affiliates to us;
•26,796,770 ordinary shares reserved for future issuance under our 2021 Long-Term Incentive Plan, as well as any automatic increases in the number of ordinary shares reserved for future issuance pursuant to this plan, as of October 28, 2023; and

•6,283,150 ordinary shares reserved for issuance under our Employee Stock Purchase Plan, as well as any automatic increases in the number of ordinary shares reserved for future issuance pursuant to this plan, as of October 28, 2023.
Unless otherwise indicated, this prospectus supplement reflects and assumes the following:
•the issuance and sale by us of 8,940,000 ordinary shares in this offering, at the assumed public offering price of $19.19 per share, which was the last reported sale price of our ordinary shares on the Nasdaq on December 4, 2023;
•outstanding shares excludes 55,594 ordinary shares issued upon the early exercise of options to purchase ordinary shares that are subject to repurchase as of October 28, 2023;
•no exercise of options or warrants outstanding or settlement of restricted stock units as of October 28, 2023, or subsequently issued; and
•no exercise by the underwriters of their option to purchase up to 1,500,000 additional ordinary shares from us.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables set forth a summary of our historical consolidated financial data as of and for the periods indicated. We have derived the summary consolidated statement of operations data for the fiscal years ended April 29, 2023, April 30, 2022 and April 30, 2021 and summary consolidated balance sheet data as of April 29, 2023 and April 30, 2022 from our audited consolidated financial statements incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended April 29, 2023. We have derived the summary consolidated statement of operations data for the six months ended October 28, 2023 and October 29, 2022 and the summary consolidated balance sheet data as of October 28, 2023 from our unaudited interim condensed consolidated financial statements incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2023. The unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements, and in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. Our historical results are not necessarily indicative of the results that may be expected in the future and our interim results are not necessarily indicative of the results to be expected for the full fiscal year ending April 27, 2024 or for any other period.
The following summary consolidated financial data should be read in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes that are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended April 29, 2023 and our Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2023.

	Year Ended			Six Months Ended
	April 30, 2021	April 30, 2022	April 29, 2023	October 29, 2022	October 28, 2023
				(Unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue:
Product sales	$27,477	$73,721	$141,475	$79,612	$64,275
Product engineering services	9,579	7,741	10,780	4,574	4,727
IP license	17,273	23,309	29,444	12,464	6,444
IP license engineering services	4,368	1,706	2,495	1,186	3,684
Total revenue	58,697	106,477	184,194	97,836	79,130
Cost of revenue:
Cost of product sales revenue	16,071	40,082	75,143	40,183	31,214
Cost of product engineering services revenue	3,168	1,918	972	518	464
Cost of IP license revenue	—	—	1,179	1,179	—
Cost of IP license engineering services revenue	1,180	462	706	334	545
Total cost of revenue	20,419	42,462	78,000	42,214	32,223
Gross profit	38,278	64,015	106,194	55,622	46,907
Operating expenses:
Research and development	34,845	47,949	76,774	34,841	44,374
Selling, general and administrative	28,667	34,900	48,248	22,738	25,799
Impairment charges	—	3,134	2,407	—	—
Total operating expenses	63,512	85,983	127,429	57,579	70,173
Operating loss	(25,234)	(21,968)	(21,235)	(1,957)	(23,266)
Other income (expense), net	(62)	(245)	3,321	(912)	4,859
Loss before income taxes	(25,296)	(22,213)	(17,914)	(2,869)	(18,407)
Benefit (provision) for income taxes	2,215	(37)	(1,367)	564	(87)
Net loss	$(27,511)	$(22,176)	$(16,547)	$(3,433)	$(18,320)
Net loss per share:
Basic and diluted	$(0.40)	$(0.25)	$(0.11)	$(0.02)	$(0.12)
Weighted-average shares:
Basic and diluted	69,099	88,398	146,556	145,545	149,755

	As of
	April 30, 2022	April 29, 2023	October 28, 2023
			(Unaudited)
	(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$259,322	$108,583	$128,986
Working capital(1)	$305,680	$297,200	$291,081
Total non-current liabilities	$15,029	$18,622	$19,022
Long-term debt	—	—	—
Total assets	$375,689	$397,289	$405,805
Shareholders’ equity	$334,163	$347,635	$349,548
__________________
(1)Working capital is defined as total current assets less total current liabilities. See our unaudited interim condensed consolidated financial statements and related notes incorporated by reference into this prospectus supplement for further details regarding our current assets and current liabilities.

RISK FACTORS
Investing in our ordinary shares involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, in addition to the risks and uncertainties discussed below under “Forward-Looking Statements,” together with the risk factors described in our Annual Report on Form 10-K for the fiscal year ended April 29, 2023, as well as the other information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus.
If any of the following risks are realized, in whole or in part, our business, results of operations and financial condition could be materially and adversely affected. In that event, the price of our ordinary shares could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair the operation of our business.
Risks Related to Our Ordinary Shares and this Offering
Our share price is volatile and may decline, resulting in a loss of some or all of your investment.
The trading price and volume of our ordinary shares is likely to be volatile and could fluctuate significantly in response to numerous factors, many of which are beyond our control. During the 12-month period ended December 3, 2023, our ordinary shares traded as high as $19.46 per share and as low as $7.195 per share. Factors that could cause our share price to fluctuate include:
•actual or anticipated fluctuations in our results of operations due to, among other things, changes in customer demand, product life cycles, pricing, ordering patterns and unforeseen operating costs;
•the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;
•failure of securities analysts to maintain coverage of us, changes in financial estimates or ratings by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors;
•announcements by our significant customers of changes to their product offerings, business plans or strategies;
•announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;
•changes in operating performance and stock market valuations of other technology companies generally, or those in the data infrastructure industry;
•timing and seasonality of the end-market demand;
•cyclical fluctuations in the data infrastructure market;
•price and volume fluctuations in the overall stock market from time to time, including as a result of trends in the economy as a whole;
•actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
•new laws or regulations or new interpretations of existing laws, or regulations applicable to our business or the business of our customers or suppliers;
•changes in our management;
•general economic and market conditions;
•lawsuits threatened or filed against us; and

•other events or factors, including those resulting from war, incidents of terrorism or responses to these events.
The market for technology stocks and the stock markets in general have experienced extreme price and volume fluctuations. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business, financial condition, and results of operations.
Substantial future sales of our ordinary shares could cause the market price of our ordinary shares to decline.
The market price of our ordinary shares could decline as a result of substantial sales of our ordinary shares, particularly sales by our directors, executive officers and significant shareholders, or the perception in the market that holders of a large number of shares intend to sell their shares. As of October 28, 2023, we had outstanding a total of 150,545,782 ordinary shares. All of these shares are freely tradable in the public market without restriction, except for any shares held by our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (Securities Act). During fiscal year 2022, we issued a warrant to purchase up to 4,080,000 of our ordinary shares and options and restricted stock units covering 15,480,476 of our ordinary shares. As of October 28, 2023, a total of 80,000 of the shares issuable upon exercise of the warrant were vested. All of the ordinary shares that are issuable upon exercise of the outstanding options and settlement of restricted stock units have been registered for public resale under the Securities Act. Moreover, certain of our shareholders have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our shareholders. We, the selling shareholders, our directors and our executive officers have agreed, or will agree, with the underwriters, subject to certain exceptions, not to dispose of or hedge any ordinary shares or securities convertible into or exchangeable for ordinary shares during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement. Goldman Sachs & Co. LLC, on behalf of the underwriters, may in its sole discretion release some or all of the shares subject to the lock-up agreements prior to the expiration of this restricted period. See “Underwriting” for additional information.
If securities analysts or industry analysts downgrade our ordinary shares, publish negative research or reports, or fail to publish reports about our business, our ordinary share price and trading volume could decline.
The market price and trading market for our ordinary shares is influenced by the research and reports that industry or securities analysts publish about us, our business and our market. If one or more analysts adversely change their recommendation regarding our shares or change their recommendation about our competitors’ shares, our share price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets which in turn could cause our share price or trading volume to decline. In addition, if our operating results fail to meet the expectations created by securities analysts’ reports, our share price could decline.
Our actual operating results may not meet our guidance and investor expectations, which would likely cause our share price to decline.
From time to time, we may release guidance in our earnings releases, earnings conference calls, or otherwise, regarding our future performance that represent our management’s estimates as of the date of release. If given, this guidance, which will include forward looking statements, will be based on projections prepared by our management. Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. The principal reason that we expect to release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. With or without our guidance, analysts, and investors may publish expectations regarding our business, financial condition, and results of operations. We do not accept any responsibility for any projections or reports published by any such third parties. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. If our actual performance does not meet or exceed our guidance or investor expectations, the trading price of our ordinary shares is likely to decline.
If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in the market price of our ordinary shares.
The preparation of financial statements in conformity with generally accepted accounting principles in the United States, or GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, inventory valuation, income taxes, impairment of long-lived assets, share-based compensation, operating leases and fair value of ordinary shares. If our assumptions change or if actual circumstances differ from those in our assumptions, our results of operations may be adversely affected and may fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our ordinary shares.
We do not expect to declare or pay any dividends on our ordinary shares for the foreseeable future.
We do not intend to pay cash dividends on our ordinary shares for the foreseeable future. Consequently, investors must rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking dividends should not purchase our ordinary shares. Any future determination to pay dividends will be at the discretion of our board of directors and subject to, among other things, our compliance with applicable law, and depending on, among other things, our business prospects, financial condition, results of operations, cash requirements and availability, capital expenditure needs, the terms of any preferred equity securities we may issue in the future, covenants in the agreements governing any future indebtedness, other contractual restrictions, industry trends and any other factors or considerations our board of directors may regard as relevant. Furthermore, because we are a holding company, our ability to pay dividends on our ordinary shares will depend on our receipt of cash distributions and dividends from our direct and indirect wholly owned subsidiaries, which may be similarly impacted by, among other things, the terms of any preferred equity securities these subsidiaries may issue in the future, debt agreements, other contractual restrictions and provisions of applicable law.
Our executive officers, directors and principal shareholders, if they choose to act together, have the ability to control or significantly influence all matters submitted to shareholders for approval.
As of November 24, 2023, our executive officers, directors and greater than 5% shareholders, in the aggregate, beneficially owned approximately 23.1% of our outstanding ordinary shares. As a result, such persons, acting together, have the ability to control or significantly influence all matters submitted to our board of directors or shareholders for approval, including the appointment of our management, the election and removal of directors and approval of any significant transaction, as well as our management and business affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other shareholders.

Anti-takeover provisions in our organizational documents may discourage our acquisition by a third party, which could limit shareholders’ opportunity to sell their ordinary shares at a premium.
Our amended and restated memorandum and articles of association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change of control transactions. These provisions include, among other things:
•a classified board of directors with staggered three-year terms;
•the authorization of the issuance of “blank check” preferred shares that our board of directors could use to implement a shareholder rights plan;
•restrictions on the ability of our shareholders to call meetings or make shareholder proposals;
•our amended and restated memorandum and articles of association may only be amended by a vote of shareholders representing at least two-thirds of the outstanding ordinary shares or by a unanimous written consent;
•shareholders are not permitted to increase the size of our board, fill vacancies on our board or remove directors without cause; and
•the ability of our board of directors, without action by our shareholders, to issue 50,000,000 preferred shares and to issue additional ordinary shares that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change in control.
These provisions could deter, delay or prevent a third party from acquiring control of us in a tender offer or similar transactions, even if such transaction would benefit our shareholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging future takeover attempts.
We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.
Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase the value of our business, which could cause our share price to decline.

FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus and the documents we have filed with the Securities and Exchange commission (SEC) that are incorporated by reference into this prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “might”, “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or similar expressions.
You should read these statements carefully because they may relate to future expectations around growth, strategy and anticipated trends in our business, contain projections of future results of operations or financial condition or state other “forward-looking” information. These statements are only predictions based on our current expectations, estimates, assumptions, and projections about future events and are applicable only as of the dates of such statements. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” of our Forms 10-K and 10-Q and other reports we file with the SEC. Factors that could cause actual results to differ materially from those predicted include, but are not limited to:
•risks related to customer demand and product life cycles;
•risks related to the receipt, reduction or cancellation of, or changes in the forecasts or timing of, orders by customers;
•risks related to the gain or loss of one or more significant customers;
•risks related to changes in orders or purchasing patterns from one or more of our major customers;
•risks related to delays in completing sales due to our lengthy sales cycle, which often includes a substantial customer evaluation and approval process;
•risks related to market acceptance of our products and our customers’ products;
•risks related to our ability to develop, introduce and market new products and technologies on a timely basis;
•risks related to the timing and extent of product development costs;
•risks related to new product announcements and introductions by us or our competitors;
•risks related to our research and development costs and related new product expenditures and our ability to achieve cost reductions in a timely or predictable manner;
•risks related to seasonality and fluctuations in sales by product manufacturers that incorporate our technology into their products;
•risks related to changes in end-market demand, including cyclicality, seasonality and the competitive landscape;
•risks related to cyclical fluctuations in the semiconductor market, and the markets of our end customers;
•risks related to fluctuations in our manufacturing yields and costs;
•risks related to significant warranty claims, including those not covered by our suppliers;
•risks related to changes in our pricing, product cost and product mix;

•risks related to supply chain disruptions, delays, shortages and capacity limitations; and
•risks related to the impact of the COVID-19 pandemic and armed conflict, war, terrorism and other geopolitical conflicts on our business, suppliers and customers.
The forward-looking statements in this prospectus supplement speak only as of the date hereof, and the forward-looking statements in any document incorporated by reference herein speak only as of the date of such document. Except as may be required by law, we assume no obligation to update any forward-looking statements or the reasons that results could differ from such forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus supplement or of the document incorporated by reference herein, as applicable.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $163.0 million, or approximately $190.5 million if the underwriters exercise their option to purchase additional ordinary shares from us in full, after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us, based on the assumed public offering price of $19.19 per share, which was the last reported sale price of our ordinary shares on the Nasdaq on December 4, 2023. We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.
We intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds we receive from this offering for acquisitions or strategic transactions, though we have not entered into any agreements or commitments with respect to any material transactions and have no understandings or agreements with respect to any such transactions at this time.

DIVIDEND POLICY
We have never declared or paid cash dividends on our shares. We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and short-term investments and capitalization as of October 28, 2023:
•on an actual basis;
•on an as adjusted basis, giving effect to the sale and issuance by us of 8,940,000 ordinary shares in this offering, at an assumed public offering price of $19.19 per share, which was the last reported sale price of our ordinary shares on the Nasdaq on December 4, 2023, after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional ordinary shares).
You should read this information together with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled “Where You Can Find More Information.”

	As of October 28, 2023
(in thousands, except per share data)(unaudited)	Actual	As Adjusted
Cash, cash equivalents and short-term investments	$240,512	$
Long-term debt	$—	$—
Shareholders’ equity:
Ordinary shares, $0.00005 par value per share; 1,000,000 shares authorized; 150,546 shares issued and outstanding, actual, shares issued and outstanding as adjusted	8
Additional paid-in capital	475,412
Accumulated other comprehensive loss	(576)	(576)
Accumulated deficit	(125,296)	(125,296)
Total shareholders’ equity	$349,548	$
Total capitalization	$349,548	$
If the underwriters’ option to purchase additional ordinary shares from us is exercised in full, as adjusted cash, cash equivalents and short-term investments, additional paid-in capital, total shareholders’ equity and shares outstanding as of October 28, 2023, would be $          million, $          million, $          million and                    , respectively, after deducting assumed underwriting discounts and commissions and estimated offering expenses payable by us, based on the assumed public offering price of $19.19 per share, which was the last reported sale price of our ordinary shares on the Nasdaq on December 4, 2023.
The as adjusted column in the table above is based on 150,545,782 ordinary shares outstanding as of October 28, 2023, and excludes the following:
•7,750,674 ordinary shares issuable upon the exercise of options to purchase shares of our ordinary shares outstanding as of October 28, 2023, at a weighted-average exercise price of $1.94 per share;
•7,729,802 ordinary shares issuable upon the settlement of restricted stock units outstanding as of October 28, 2023;
•4,080,000 ordinary shares issuable upon the exercise of a warrant issued to Amazon on December 28, 2021, with an exercise price of $10.74 per share, of which 80,000 shares were vested as of October 28, 2023 and with the remaining shares vesting in tranches over the contract term upon receipt of certain milestones related to global payments by Amazon and its affiliates to us;

•26,796,770 ordinary shares reserved for future issuance under our 2021 Long-Term Incentive Plan, as well as any automatic increases in the number of ordinary shares reserved for future issuance pursuant to this plan, as of October 28, 2023; and
•6,283,150 ordinary shares reserved for issuance under our Employee Stock Purchase Plan, as well as any automatic increases in the number of ordinary shares reserved for future issuance pursuant to this plan as of October 28, 2023.
Unless otherwise indicated, this prospectus supplement reflects and assumes the following:
•the issuance and sale by us of 8,940,000 ordinary shares in this offering, at the assumed public offering price of $19.19 per share, which was the last reported sale price of our ordinary shares on the Nasdaq on December 4, 2023;
•outstanding shares excludes 55,594 ordinary shares issued upon the early exercise of options to purchase ordinary shares that are subject to repurchase outstanding as of October 28, 2023;
•no exercise of options or warrants or settlement of restricted stock units outstanding as of October 28, 2023, or subsequently issued; and
•no exercise by the underwriters of their option to purchase up to 1,500,000 additional ordinary shares from us.

SELLING SHAREHOLDERS
The following table sets forth information regarding the selling shareholders and the ordinary shares beneficially owned by such shareholders immediately prior to this offering and after giving effect to this offering by each of the selling shareholders.
The numbers of ordinary shares beneficially owned and percentages of beneficial ownership before this offering that are set forth below are based on 150,819,971 ordinary shares issued and outstanding as of November 24, 2023. The numbers of ordinary shares beneficially owned and percentages of beneficial ownership after this offering that are set forth below are based on the number of ordinary shares outstanding immediately after this offering.
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the ordinary shares issuable pursuant to share options that are exercisable within 60 days of November 24, 2023. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares.
The following table assumes the underwriters do not exercise their option to purchase additional ordinary shares from us.

	Shares Beneficially Owned Before this Offering		Number of Ordinary Shares Being Offered	Shares Beneficially Owned After this Offering
Name of Selling Shareholders	Number	Percent		Number	Percent
William Brennan(1)	4,064,579	2.7%	500,000	3,564,579	2.2%
Daniel Fleming(2)	707,659	*	60,000	647,659	*
Lip-Bu Tan(3)	4,069,117	2.7%	500,000	3,569,117	2.2%
__________________
*Less than one percent
(1)Consists of (i) 89,033 shares held directly by Mr. Brennan, (ii) 78,125 shares issuable to Mr. Brennan pursuant to RSUs that will vest within 60 days of November 24, 2023 and (iii) 3,897,421 shares held by The Brennan Family Trust, DTD 09/06/2002 (Brennan Family Trust). Mr. Brennan, our President and Chief Executive Officer and a member of our board of directors, is a joint trustee with shared voting and investment power over the shares held by the Brennan Family Trust.
(2)Consists of (i) 527,194 shares held directly by Mr. Fleming, (ii) 31,250 shares issuable to Mr. Fleming pursuant to RSUs that are vested or will vest within 60 days of November 24, 2023 and (iii) 149,215 shares issuable to Mr. Fleming pursuant to options that are vested or will vest within 60 days of November 24, 2023.
(3)Consists of (i) 13,125 shares held directly by Mr. Tan, (ii) 3,754,673 shares held by Walden Technology Ventures II, L.P., (iii) 133,736 shares held by A&E Investment LLC and (iv) 167,583 shares held by the Lip-Bu Tan & Ysa Loo Trust UA 02/03/1992 (Lip-Bu Tan & Ysa Loo Trust). Mr. Tan, a member of our board of directors, is the Managing Director of Walden Technology Ventures II GP LLC, which is the General Partner of Walden Technology Ventures II, L.P.; is the Manager of A&E Investment LLC, an entity owned by Mr. Tan’s family trust for which Mr. Tan is a joint trustee; and is a joint trustee with shared voting and investment power over the shares held by the Lip-Bu Tan & Ysa Loo Trust. Mr. Tan disclaims beneficial ownership of these indirectly held shares except to the extent of any pecuniary interest therein.

TAXATION
The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase our ordinary shares, is not applicable to all categories of investors, some of which may be subject to special rules, and does not address all of the Cayman Islands and U.S. federal income tax considerations applicable to any particular holder. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and upon the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.
Prospective purchasers of our ordinary shares should consult their own tax advisers about the particular Cayman Islands and U.S. federal, state, local and other tax consequences to them of the acquisition, ownership and disposition of our ordinary shares.
Cayman Islands Tax Considerations
The following is a discussion of certain Cayman Islands income tax consequences of an investment in the shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws
Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the shares, as the case may be, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of the Shares or on an instrument of transfer in respect of a Share.
U.S. Federal Income Tax Considerations
The following are material U.S. federal income tax considerations to U.S. Holders (as defined below) of owning and disposing of our ordinary shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire our ordinary shares. This discussion applies only to a U.S. Holder that acquires ordinary shares in this offering and holds those ordinary shares as capital assets for U.S. federal income tax purposes. This discussion does not address the U.S. federal estate or gift tax or the effects of any state, local or non-U.S. tax laws. In addition, it does not describe all of the tax considerations that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax considerations, the potential application of the provisions of the Code known as the Medicare contribution tax, and tax considerations applicable to a U.S. Holder subject to special rules, such as:
•one of certain financial institutions;
•a dealer or trader in securities who uses a mark-to-market method of tax accounting;
•a person holding an ordinary share as part of a straddle, wash sale, conversion transaction or integrated transaction or entering into a constructive sale with respect to an ordinary share;
•a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;
•an entity classified as a partnership for U.S. federal income tax purposes;
•a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or
•a person that owns or is deemed to own ten percent or more of our shares (by vote or value).

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax considerations of owning and disposing of our ordinary shares.
This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ordinary shares that is for U.S. federal income tax purposes:
•a citizen or individual resident of the United States;
•a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia or otherwise treated as a domestic corporation; or
•an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Except where otherwise indicated, this discussion assumes that we are not, and will not become, PFIC, as described below.
Taxation of Distributions
In the event that we make distributions on our ordinary shares, such distributions will be treated as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will be included in a U.S. Holder’s income on the date of receipt. Subject to applicable limitations, dividends paid to a non-corporate U.S. Holder will generally be “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains, provided that, in the year that the U.S. Holder receives the dividend, our ordinary shares are readily tradable on an established securities market in the United States. Our ordinary shares are currently listed on Nasdaq, and if our ordinary shares continue to be listed on Nasdaq, we expect that dividends on our ordinary shares would generally be qualified dividend income. Subject to the discussion below, the amount of any dividend will generally be treated as foreign-source dividend income, which may be relevant to a U.S. Holder in calculating its foreign tax credit limitation, and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. If, for United States federal income tax purposes, we are (a) classified as a “United States-owned foreign corporation” and (b) at least 10% of our earnings and profits are attributable to sources within the United States, distributions made to a U.S. Holder with respect to ordinary shares that are taxable as dividends generally will be treated for United States foreign tax credit purposes as (1) foreign source income (generally in the “passive category” basket) and (2) United States source income, in proportion to our earnings and profits in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, we will be treated as a United States-owned foreign corporation so long as shares representing 50% or more of the voting power or value of our shares are owned, directly or indirectly, by United States persons. There can be no assurance that we will not be a United States-owned foreign corporation, which could adversely affect a U.S. Holder’s foreign tax credit limitation.
Sale or Other Disposition of Ordinary Shares
For U.S. federal income tax purposes, gain or loss realized on the sale or other taxable disposition of an ordinary share will be capital gain or loss, and will be long-term capital gain or loss if a U.S. Holder has held the ordinary share for more than one year. The amount of the gain or loss will equal the difference between a U.S. Holder’s tax basis in the ordinary share disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules
In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents or royalties (other than certain rents or royalties earned in the conduct of an active business) and investment gains. Cash is generally a passive asset for these purposes. Goodwill is generally characterized as an active asset to the extent it is associated with business activities that produce active income.
Based on the manner in which we conduct our business, the composition of our income and assets and the estimated value of our assets (including the estimated value of our goodwill, which is based on the market price of our ordinary shares from time to time), we believe that we were not a PFIC for our taxable year ending on April 29, 2023. However, our PFIC status for any year is based on an annual determination for such year and will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in large part, by reference to the market price of our ordinary shares, which could be volatile). Accordingly, there can be no assurance that we will not be a PFIC for our current or any future taxable year. If we are a PFIC for any year during which a U.S. Holder holds ordinary shares, we would generally continue to be treated as a PFIC with respect to such holder for all succeeding years during which such holder holds ordinary shares, even if we ceased to meet the threshold requirements for PFIC status.
If we were a PFIC for any taxable year and any of our subsidiaries or other companies in which we owned or were treated as owning equity interests were also a PFIC (any such entity, a Lower-tier PFIC), a U.S. Holder would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC; and (ii) dispositions of shares of Lower-tier PFICs, in each case as if such holder held such shares directly, even though such holder will not have received the proceeds of those distributions or dispositions.
If we were a PFIC for any taxable year during which a U.S. Holder held any of our ordinary shares, such holder would generally be subject to adverse tax consequences. Generally, gain recognized upon a disposition (including, under certain circumstances, a pledge) of ordinary shares would be allocated ratably over a U.S. Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax on such amount. Further, to the extent that distributions received on a U.S. Holder’s ordinary shares during a taxable year, other than the taxable year in which the U.S. Holder’s holding period in the ordinary shares began, exceeded 125% of the average of the annual distributions on those shares during the preceding three years or the portion of such holder’s holding period that preceded the taxable year in which it received the distribution, whichever was shorter, those excess distributions would be subject to taxation in the same manner as gain, described immediately above.
Alternatively, if we were a PFIC and if our ordinary shares were “regularly traded” on a “qualified exchange,” a U.S. Holder would be eligible to make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The ordinary shares would be treated as “regularly traded” for the year of this offering generally if more than a de minimis quantity of our ordinary shares were traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, on which our ordinary shares are currently listed, is a qualified exchange for this purpose. Once made, the election cannot be revoked without the consent of the IRS unless the shares cease to be regularly traded on a qualified exchange.
If a U.S. Holder makes the mark-to-market election, such holder will generally recognize as ordinary income any excess of the fair market value of such holder’s ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, such holder’s tax basis in its ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). This election cannot be made with respect to any of our non-U.S. subsidiaries. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any Lower-tier PFICs notwithstanding a mark-to-market election for our ordinary shares.
In addition, if we were a PFIC for any taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.
If a company that is a PFIC provides certain information to U.S. Holders, a U.S. Holder can then avoid certain adverse tax consequences described above by making a “qualified electing fund” election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. However, because we do not intend to prepare or provide the information necessary for a U.S. Holder to make a qualified electing fund election, such election will not be available to U.S. Holders.
If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, such holder must generally file an annual report on IRS Form 8621 (or any successor form) with respect to us, generally with such holder’s federal income tax return for that year.
U.S. Holders should consult their tax advisers regarding whether we are a PFIC and the potential application of the PFIC rules.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless a U.S. Holder (i) is a corporation or other exempt recipient; or (ii) in the case of backup withholding, provides a correct taxpayer identification number and certifies that such holder is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Information with Respect to Foreign Financial Assets
Certain U.S. Holders who are individuals (and certain entities) may be required to report information on their U.S. federal income tax returns relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain U.S. financial institutions). A failure to report this information as required may toll the running of the statute of limitations in respect of each taxable year for which such information is required to be reported. As a result, the taxable years with respect to which a U.S. Holder fails to report this information may remain open to assessment by the IRS. U.S. Holders should consult their tax advisers regarding the effect, if any, of this requirement on their ownership and disposition of our ordinary shares.

UNDERWRITING
We, the selling shareholders and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter will severally agree to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC is acting as the representative of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC

Total	10,000,000
The underwriters will be committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters will have an option to purchase up to an additional 1,500,000 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,500,000 additional shares.
Paid by Us

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Paid by the Selling Shareholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $               per share from the public offering price. After the offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We, all of our directors and executive officers, and the selling shareholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for shares of ordinary shares during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman Sachs & Co. LLC.
The restrictions described in the paragraph above relating to the Company do not apply to:
•the issuance of ordinary shares or securities convertible into or exercisable for ordinary shares pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options or other equity awards (including net exercise), in each case outstanding on the date of this prospectus supplement and described herein;

•grants of options, share awards, restricted stock units, restricted shares or other equity awards and the issuance of ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares (whether upon the exercise of options, the vesting and settlement of restricted stock units or otherwise) to our employees, officers, directors, advisors or consultants pursuant to the terms of an equity compensation plan described herein;
•the establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (Exchange Act), for the sale of ordinary shares, provided that (1) such plan or amendment does not provide for the sale of ordinary shares during the restricted period and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan, except in a Form 10-K or Form 10-Q to the extent disclosure of such trading plan is required therein, and any such disclosure shall clearly state that no sales may be made pursuant to such plan until the end of the restricted period;
•the issuance of up to 10% of the outstanding ordinary shares, or securities convertible into, exercisable for, or which are otherwise exchangeable for, ordinary shares, immediately following the consummation of this offering, in connection with one or more acquisitions of a company or a business, assets or technology of another person or entity, joint ventures, commercial relationships or strategic alliances (including but not limited to marketing or distribution arrangements, collaboration agreements or intellectual property license agreements), provided that such recipients enter into a lock-up agreement with the underwriters of this offering; or
•the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any equity incentive plan or employee stock purchase plan described herein or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.
The restrictions described in the paragraph above relating to the selling shareholders, our officers and directors and their affiliates do not apply to:
•transfers of our ordinary shares and securities exercisable for or convertible into our ordinary shares:
(i)as a bona fide gift or gifts, or for bona fide estate planning purposes; provided, that, (A) if required, any public report or filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of ordinary shares shall clearly indicate in the footnotes thereto (1) that such transfer was made in connection with a bona fide gift or charitable contribution and (2) that the donee has agreed to be bound by a lock-up agreement, and (B) no other public announcement shall be required or shall be made voluntarily in connection with such bona fide gift or charitable contribution during the lock-up period;
(ii)by will, other testamentary document or intestacy;
(iii)to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
(iv)to a partnership, limited liability company or other entity of which the lock-up party and/or the lock-up party’s immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests;
(v)to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above;
(vi)if the signatory is a corporation, partnership, limited liability company, trust or other business entity, to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party or as part of a distribution to members or shareholders of the lock-up party;
(vii)by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or other similar court order, provided no public filing or announcement shall be made voluntarily during the 90 day lock-up period in connection with such transfer or disposition;
(viii)to the Company from an employee or other service provider of the Company upon death, disability or termination of employment or services, in each case, of such employee or service provider, provided that if the lock-up party is required to file a report under Section 16(a) of the Exchange Act reporting a change in beneficial ownership of ordinary shares during the restricted period, the lock-up party shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this paragraph;
(x)to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase our ordinary shares (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares received upon such exercise, vesting or settlement shall be subject to the terms of a lock-up agreement, and provided further that any such restricted stock units, options, warrants or rights are held pursuant to an agreement or equity awards granted under any stock incentive plan or other equity award plan described herein, and provided further that if the lock-up party is required to file a report under Section 16(a) of the Exchange Act during the restricted period, the lock-up party shall clearly indicate in the footnotes thereto that such transaction relates to the circumstances described in this paragraph; or
(xi)pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock of the Company if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity); provided that (A) in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the lock-up party’s ordinary shares or any security convertible into or exercisable or exchangeable for our ordinary shares shall remain subject to the lock-up agreement and (B) so long as the lock-up party’s shares are not transferred, sold or tendered, such shares shall remain subject to the lock-up agreement.
provided that (A) in the case of any transfer or distribution pursuant to clauses (i), (ii), (iii), (iv), (v), (vi) and (vii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to Goldman Sachs & Co. LLC a lock-up agreement substantially in the form of the above-described lock-up agreement and (B) in the case of any transfer or distribution pursuant to clauses (ii), (iii), (iv), (v), (vi) and (vii), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution;
•the exercise of (i) options to purchase ordinary shares granted under any stock incentive plan or other equity award plan described herein or (ii) warrants to acquire ordinary shares or securities convertible into, exchangeable for or that represent the right to receive ordinary shares described herein, either through cash or cashless exercise;
•the receipt of ordinary shares upon the vesting or settlement of restricted stock units pursuant to any stock incentive plan or other equity award plan described herein; provided that the underlying shares shall continue to be subject to the terms of the lock-up agreement;

•the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares; provided that (1) such plans do not provide for the transfer of ordinary shares during the restricted period and (2) no filing by any party under the Exchange Act or other public announcement shall be made voluntarily in connection with such trading plan; and, if any such filing or other public announcement shall be legally required during the restricted period, such filing or other public announcement shall clearly indicate therein that none of the securities subject to such plan may be transferred, sold, or otherwise disposed of pursuant to such plan until after the expiration of the restricted period; and
•subject to certain limitations, in connection with sales or other transfers of ordinary shares made pursuant to a trading plan that complies with Rule 10b5-1 under the Exchange Act that was entered into before the shareholder entered into the lock-up agreement.
Our ordinary shares are listed on the Nasdaq under the symbol “CRDO.”
In connection with this offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the number of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the number of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the closing of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $800,000.
We will also agree to reimburse the underwriters for expenses in an amount not to exceed $25,000 relating to any applicable state securities filings and to clearance of this offering with the Financial Industry Regulatory Authority. We and the selling shareholders will also agree to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Corporations Act), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of our ordinary shares may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.
The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our ordinary shares must observe such Australian on-sale restrictions. This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus are appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Dubai International Financial Centre
This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement or the accompanying prospectus. The ordinary shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of our ordinary shares should conduct their own due diligence on such shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial advisor.
European Economic Area
In relation to each Member State of the European Economic Area (each a Member State), no ordinary share has been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our ordinary shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of ordinary shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior written consent of the representative for any such offer; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of ordinary shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Member State who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed with us and the representative that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior written consent of the representative has been obtained to each such proposed offer or resale.
We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for our ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Hong Kong
Our ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (Companies (Winding Up and Miscellaneous Provisions) Ordinance) nor an advertisement, invitation or document relating to investments within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (Securities and Futures Ordinance), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ordinary shares may not be circulated or distributed, nor may our ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (SFA)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where our ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired our ordinary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (Regulation 32).
Where our ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired our ordinary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Switzerland
The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, our company or our ordinary shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ordinary shares.
Taiwan
The ordinary shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authorities or agencies of Taiwan pursuant to Taiwanese securities laws and regulations and may not be sold, issued or offered in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authorities or agencies in Taiwan. No person or entity in Taiwan has been authorized to offer, sell or give advice regarding or otherwise intermediate the offering of the ordinary shares in Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s rulings thereunder.
United Kingdom
This prospectus supplement and the accompanying prospectus and any other material in relation to the ordinary shares described herein are only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate are available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the FPO; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any ordinary shares may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as Relevant Persons). The ordinary shares are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the ordinary shares will be engaged in only with, the Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

No ordinary shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the Financial Conduct Authority, except that the ordinary shares may be offered to the public in the United Kingdom at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or
(c)in any other circumstances falling within Section 86 of the FSMA;
provided that no such offer of the ordinary shares shall require the us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Each person in the UK who acquires any ordinary shares in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us, the underwriters and our and their respective affiliates that it meets the criteria outlined in this section.

LEGAL MATTERS
The validity of the ordinary shares and certain other matters of Cayman Island law will be passed upon for us by Maples and Calder (Cayman) LLP, Cayman Islands. Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California, and for the underwriters by Sullivan & Cromwell LLP, Palo Alto, California.
EXPERTS
The consolidated financial statements of Credo Technology Group Holding Ltd appearing in Credo Technology Group Holding Ltd's Annual Report (Form 10-K) for the year ended April 29, 2023, and the effectiveness of our internal control over financial reporting have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
ENFORCEMENT OF JUDGMENTS
We are an exempted company under the laws of the Cayman Islands, and certain of the board members of each of our subsidiaries and certain of the experts named herein reside outside the United States. Certain of our assets and the assets of such other persons are located outside the United States.
We have been advised by Maples and Calder (Cayman) LLP, Cayman Islands, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against the Company, its directors or officers judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against the Company, its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final, conclusive, for a liquidated sum and must not be in respect of taxes, fines or penalties, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
In relation to a foreign bankruptcy/insolvency related money judgment (broadly a judgment that is commenced by a foreign insolvency officeholder and is based on laws which only apply once the relevant insolvency proceedings have been commenced) there is Privy Council authority (on appeal from the Courts of Bermuda) holding that foreign bankruptcy/insolvency related money judgments should be enforced by applying the principles set out above. There is no reason to believe that the Cayman Islands Court would not follow the Privy Council authority and apply the principles set out above in relation to a request to enforce a foreign bankruptcy/insolvency related money judgment.
There can be no assurance that investors will be able to enforce against us, our board members or the experts named herein, any judgments in civil and commercial matters, including judgments under the securities laws of the United States or any state. In addition, it is uncertain whether a court in the Cayman Islands would impose civil liability on us or such other persons in an original action predicated upon the securities laws of the United States or any state brought in a court of competent jurisdiction in the Cayman Islands against us or such persons.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the ordinary shares offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of that registration statement, which includes additional information not contained in this prospectus supplement or the accompanying prospectus.
The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated herein by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.
We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering pursuant to this prospectus supplement (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•our Annual Report on Form 10-K for the fiscal year ended April 29, 2023, filed with the SEC on June 23, 2023;
•the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended April 29, 2023 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on August 21, 2023;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended July 29, 2023, filed with the SEC on August 29, 2023;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2023, filed with the SEC on November 30, 2023;
•our Current Report on Form 8-K, filed with the SEC on October 18, 2023; and
•the description of our securities contained in our Registration Statement on Form 8-A (File No. 001- 41249), filed with the SEC on January 25, 2022, including any amendments or reports filed for the purpose of updating such description.
If the information set forth in this prospectus supplement differs from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control.
The SEC maintains a website at www.sec.gov where you can inspect these documents and other information we have filed electronically with the SEC. You may also request copies of these documents, at no cost to you, by contacting us at Investor Relations at 110 Rio Robles, San Jose, CA 95134, by email: ir@credosemi.com, or by telephone: (408) 659-1720. However, we will not send you exhibits to these documents, unless those exhibits have been specifically incorporated by reference into this prospectus supplement. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the registration statement of which it forms a part.

PROSPECTUS
$300,000,000
DEBT SECURITIES
ORDINARY SHARES
PREFERRED SHARES
DEPOSITARY SHARES
WARRANTS
PURCHASE CONTRACTS
UNITS

Credo Technology Group Holding Ltd (“Credo,” the “Company,” “we,” “us,” or “our”) may offer from time to time up to an aggregate offering amount of $300 million of debt securities, ordinary shares, preferred shares, depositary shares, warrants, purchase contracts or units. In addition, certain selling securityholders to be identified in a prospectus supplement may use this prospectus from time to time to offer ordinary shares.
This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus and, if applicable, in the information incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectuses at the time of offering. You should read this prospectus, each applicable prospectus supplement, the information incorporated by reference herein and therein, and any related free writing prospectuses carefully before you make your investment decision.
Our ordinary shares are listed on the Nasdaq Global Select Market under the trading symbol “CRDO.”

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 5 of this prospectus, in any applicable prospectus supplement and in our Securities and Exchange Commission filings that are incorporated by reference in this prospectus and any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 5, 2023

We and/or any selling securityholders to be identified in a prospectus supplement to this prospectus have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and/or and any selling securityholders to be identified in a prospectus supplement to this prospectus take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and/or and any selling securityholders to be identified in a prospectus supplement to this prospectus are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.
The terms “Credo Technology Group Holding Ltd,” “Credo,” the “Company,” “we,” “us” and “our” refer to Credo Technology Group Holding Ltd and its consolidated subsidiaries, unless expressly indicated or the context requires otherwise.

CREDO TECHNOLOGY GROUP HOLDING LTD
Our mission is to deliver high-speed solutions to break bandwidth barriers on every wired connection in the data infrastructure market. Credo is an innovator in providing secure, high-speed connectivity solutions that deliver improved power and cost efficiency as data rates and corresponding bandwidth requirements increase exponentially throughout the data infrastructure market. Our innovations ease system bandwidth bottlenecks while simultaneously improving on power, security and reliability. Our connectivity solutions are optimized for optical and electrical Ethernet applications, including the 100G (or Gigabits per second), 200G, 400G, 800G and emerging 1.6T (or Terabits per second) port markets. Our products are based on our proprietary Serializer/Deserializer (SerDes) and Digital Signal Processor (DSP) technologies. Our product families include integrated circuits (ICs), Active Electrical Cables (AECs) and SerDes Chiplets. Our intellectual property (IP) solutions consist primarily of SerDes IP licensing.
Founded in 2008, Credo has an international footprint with offices in North America and Asia. Our registered mailing address is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal website is www.credosemi.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or the registration statement of which it forms a part.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (As Revised) (Companies Act). As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.
The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have filed with the SEC that are incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “might”, “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or similar expressions.
You should read these statements carefully because they may relate to future expectations around growth, strategy and anticipated trends in our business, contain projections of future results of operations or financial condition or state other “forward-looking” information. These statements are only predictions based on our current expectations, estimates, assumptions, and projections about future events and are applicable only as of the dates of such statements. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” of our Forms 10-K and 10-Q and other reports we file with the SEC. Factors that could cause actual results to differ materially from those predicted include, but are not limited to:
•risks related to customer demand and product life cycles;
•risks related to the receipt, reduction or cancellation of, or changes in the forecasts or timing of, orders by customers;
•risks related to the gain or loss of one or more significant customers;
•risks related to changes in orders or purchasing patterns from one or more of our major customers;
•risks related to delays in completing sales due to our lengthy sales cycle, which often includes a substantial customer evaluation and approval process;
•risks related to market acceptance of our products and our customers’ products;
•risks related to our ability to develop, introduce and market new products and technologies on a timely basis;
•risks related to the timing and extent of product development costs;
•risks related to new product announcements and introductions by us or our competitors;
•risks related to our research and development costs and related new product expenditures and our ability to achieve cost reductions in a timely or predictable manner;
•risks related to seasonality and fluctuations in sales by product manufacturers that incorporate our technology into their products;
•risks related to changes in end-market demand, including cyclicality, seasonality and the competitive landscape;
•risks related to cyclical fluctuations in the semiconductor market, and the markets of our end customers;
•risks related to fluctuations in our manufacturing yields and costs;
•risks related to significant warranty claims, including those not covered by our suppliers;
•risks related to changes in our pricing, product cost and product mix;
•risks related to supply chain disruptions, delays, shortages and capacity limitations; and

•risks related to the impact of the COVID-19 pandemic and armed conflict, war, terrorism and other geopolitical conflicts on our business, suppliers and customers.
The forward-looking statements included in this prospectus speak only as of the date hereof, and the forward-looking statements in any document incorporated by reference herein speak only as of the date of such document. Except as may be required by law, we assume no obligation to update any forward-looking statements or the reasons that results could differ from such forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus or the documents incorporated by reference herein, as applicable.

RISK FACTORS
Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and any updates to those risk factors in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information appearing or incorporated by reference in this prospectus, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended (Securities Act), with respect to the securities offered by this prospectus. This prospectus forms a part of but does not contain all of the information included or incorporated by reference in that registration statement. For further information pertaining to us and our securities, you should refer to the registration statement, our exhibits and the documents incorporated by reference herein.
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.credosemi.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), prior to the termination of the offering under this prospectus:
•our Annual Report on Form 10-K for the fiscal year ended April 29, 2023, filed with the SEC on June 23, 2023;
•the information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended April 29, 2023 from our Definitive Proxy Statement on Schedule 14A relating to our 2023 annual general meeting, filed with the SEC on August 21, 2023;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended July 29, 2023, filed with the SEC on August 29, 2023;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended October 28, 2023, filed with the SEC on November 30, 2023;
•our Current Report on Form 8-K, filed with the SEC on October 18, 2023; and
•the description of our ordinary shares in our registration statement on Form 8-A (File No. 001-41249) filed with the SEC on January 25, 2022, including any amendments thereto or reports filed for the purpose of updating such description.
We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (408) 659-1720 or by writing to us at the following address:
Credo Technology Group Holding Ltd
110 Rio Robles
San Jose, California 95134
Attention: Investor Relations

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, continued development of our products, potential acquisitions and other business opportunities. We will not receive any proceeds from sales of securities offered by any selling security holders under this prospectus.

DESCRIPTION OF SHARE CAPITAL
The following description of our share capital is based upon our amended and restated memorandum and articles of association, amended and restated members agreement and applicable provisions of law. We have summarized certain portions of our amended and restated memorandum and articles of association and amended and restated members agreement below. The summary is not complete. You should read our amended and restated memorandum and articles of association and amended and restated members agreement, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of our share capital.
General
Our amended and restated memorandum and articles of association authorize the issuance of up to 1,000,000,000 ordinary shares, par value $0.00005 per share, and 50,000,000 preferred shares, par value $0.00005 per share.
Ordinary Shares
General
All of our issued and outstanding ordinary shares are fully paid and non-assessable. The ordinary shares are issued in registered form. Our ordinary shares are not entitled to any sinking fund or pre-emptive or redemption rights. Our shareholders may freely hold and vote their shares.
Dividends
The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.
Voting Rights
Each shareholder is entitled to one vote for each ordinary share on all matters upon which the ordinary shares are entitled to vote, including the appointment of directors. Voting at any shareholders’ meeting is by way of a poll.
A quorum required for a general meeting of shareholders consists of one or more holders of shares present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative) together holding (or representing by proxy) not less than a majority of the total voting power of all shares outstanding and entitled to vote. General meetings of our shareholders are held annually and may be convened by our board of directors on its own initiative. Extraordinary meetings of our shareholders may be called at any time only by or at the direction of a majority of the board of directors or the chairman of the board of directors. Advance notice to shareholders of at least 10 calendar days (but not more than 60 calendar days) is required for the convening of any annual general meeting or other shareholders’ meetings.
An ordinary resolution to be passed by the shareholders requires a simple majority of votes cast in a general meeting, while a special resolution requires no less than two-thirds of the votes cast. Under the Companies Act, certain matters must be approved by special resolution of the shareholders, including alteration of the memorandum or articles of association, reduction of share capital, change of name or voluntary winding up the company.
If at any time, our issued share capital is divided into separate classes of shares, the rights attaching to any class may be varied, modified or abrogated with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class at which a quorum is present. The quorum applicable to such separate meeting is at least one person holding or representing by proxy at least one-third of the par value of the issued shares of the class.

Liquidation
On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares in accordance with the Companies Act and our amended and restated memorandum and articles of association. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.
Inspection of Books and Records
Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.
Register of Members
Under Cayman Islands law, we must keep a register of members and include the following items:
•the names and addresses of the members, a statement of the shares held by each member, the amount paid or agreed to be considered as paid on the shares of each member and the voting rights of each member;
•the date on which the name of any person was entered on the register as a member; and
•the date on which any person ceased to be a member.
Under Cayman Islands law, the register of members is prima facie evidence of the matters set forth therein (i.e., the register will raise a presumption of fact on the matters referred to above unless rebutted), and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. The shareholders recorded in the register of members are deemed to have legal title to the shares set against their names. If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in updating the register for any person that has ceased to be a member of our company, such aggrieved person or member (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court (Court) for an order that the register be rectified, and the Court may either refuse such application or, if satisfied with the justice of the case, order the register be rectified.
Customer Warrant
On December 28, 2021, we issued a warrant to Amazon.com NV Investment Holdings LLC (Holder) to purchase an aggregate of up to 4,080,000 of our ordinary shares at an exercise price of $10.74 per share (Customer Warrant). The exercise period of the Customer Warrant is through the seventh anniversary of the issue date. Upon issuance of the Customer Warrant, 40,000 of the shares issuable upon exercise of the Customer Warrant vested immediately, and the remainder of the shares issuable will vest in tranches over the contract term based on the amount of global payments by Holder and its affiliates to us, up to $201.0 million in aggregate payments.
Upon a change of control of us (including certain transfers of 50% or more of the voting power in us to a new person or group) in which the consideration to be received by our then existing shareholders consists solely of cash, the Customer Warrant, to the extent vested, will be deemed automatically net exercised immediately before the consummation of such change of control, and the remaining unvested shares under the Customer Warrant will thereafter automatically terminate. Upon a change of control of us in which the consideration to be received by our then existing shareholders consists of securities or other non-cash consideration, we will cause the acquiring, surviving or successor party to assume the obligations of the Customer Warrant, and the Customer Warrant will thereafter be exercisable for the same securities or other non-cash consideration that a holder of our ordinary shares would have been entitled to receive in connection with such transaction if such holder held the same number of shares as were purchasable under the Customer Warrant if the Customer Warrant had been exercised in full immediately before the consummation of such change of control, subject to further adjustment from time to time in accordance with the provisions of the Customer Warrant.

Undesignated Preferred Shares
Pursuant to our amended and restated articles of association, our board of directors has the authority, without further action by the shareholders, to issue up to 50,000,000 preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders, any or all of which may be greater than the rights of the ordinary shares. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
Registration Rights
Under our amended and restated members agreement, certain holders of our ordinary shares or certain of their transferees have the right to require us to register the offer and sale of their shares, or to include their shares in any registration statement we file, in each case as described below. In addition, the Customer Warrant provides that all ordinary shares issuable upon exercise of the Customer Warrant are entitled to the registration rights contained in our members agreement.
Demand Registration Rights
Certain holders of our ordinary shares or certain of their transferees are entitled to certain demand registration rights. At any time, the holders of at least 50% of the shares having registration rights then outstanding can request that we file a registration statement to register the offer and sale of their shares. We are only obligated to effect up to two such registrations. Each such request for registration must cover securities the anticipated aggregate gross proceeds of which is at least $25.0 million. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us and our shareholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any twelve-month period, for a period of up to 60 days.
Form S-3 Registration Rights
Certain holders of our ordinary shares or certain of their transferees are entitled to certain Form S-3 registration rights. At any time when we are eligible to file a registration statement on Form S-3, the holders of the shares having these rights then outstanding can request that we register the offer and sale of their ordinary shares on a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which is at least $2.0 million. These shareholders may make an unlimited number of requests for registration on a registration statement on Form S-3. However, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the twelve-month period preceding the date of the request. These Form S-3 registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. Additionally, if we determine that it would be seriously detrimental to us and our shareholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any twelve-month period, for a period of up to 60 days.
Piggyback Registration Rights
Certain holders of our ordinary shares or certain of their transferees are entitled to certain “piggyback” registration rights. If we propose to register the offer and sale of our ordinary shares under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration related to any employee benefit plan, (ii) a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act or (iii) a registration pursuant to the demand registration rights described above, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in such registration.

Expenses of Registration
We are required to pay expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, subject to specified exceptions, of up to $30,000 for one special counsel for the participating holders.
Termination
The registration rights terminate upon the earliest of: (i) the closing of a change of control; (ii) as to a given holder of registration rights, the date after the completion of our initial public offering when such holder of registration rights can sell all of such holder’s registrable securities during any three-month period pursuant to Rule 144 promulgated under the Securities Act without limitations; and (iii) the date that is five years after the completion of our initial public offering.
Anti-Takeover Provisions of our Amended and Restated Memorandum and Articles of Association
Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders might otherwise view as favorable and are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change in control or other unsolicited acquisition proposal and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for our ordinary shares.
Classified Board of Directors
Our amended and restated memorandum and articles of association provide that our board of directors is classified into three classes of directors with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for shareholders to replace a majority of the directors on a classified board of directors.
Breaches of Fiduciary Duty
To the maximum extent permitted under Cayman Islands law, our amended and restated memorandum and articles of association indemnify our directors and officers against any personal liability of our directors and officers for breaches of fiduciary duty.
Removal of Directors
Our amended and restated memorandum and articles of association provide that directors may be removed by our shareholders only for cause upon a special resolution passed by our shareholders.
Vacancies
In addition, our amended and restated memorandum and articles of association provide that any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may be filled only by an ordinary resolution passed by our shareholders or a majority of the remaining directors, even if less than a quorum. Our amended and restated memorandum and articles of association provide that the board of directors may increase the number of directors by the affirmative vote of a majority of the directors.
Board Quorum
Our amended and restated memorandum and articles of association provide that at any meeting of the board of directors, a majority of the total number of authorized directors constitutes a quorum for all purposes.

Shareholder Action by Written Resolution
Our amended and restated memorandum and articles of association preclude shareholder action by written resolutions except for unanimous written resolutions.
Extraordinary Shareholder Meetings
Our amended and restated memorandum and articles of association limit the ability of shareholders to requisition and convene general meetings of shareholders and provide that extraordinary meetings of our shareholders may be called at any time only by or at the direction of a majority of the board of directors or the chairman of the board of directors.
Supermajority Provisions
Cayman Islands law and our amended and restated memorandum and articles of association provide that the affirmative vote of at least two-thirds of our outstanding ordinary shares attending and voting at a general meeting or a unanimous written resolution is required to amend our amended and restated memorandum and articles of association.
The combination of the foregoing provisions make it more difficult for our existing shareholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Comparison of Cayman Islands Corporate Law to U.S. Law
Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and our shareholders and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
In certain circumstances the Companies Act allows for mergers or consolidations between two or more Cayman Islands companies, or between one or more Cayman Islands companies and one or more companies incorporated in another jurisdiction (provided that is permitted or not prohibited by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (i) a special resolution of the shareholders of each company; or (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.
Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due inquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (v) if the company and the shareholder fail to agree a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the Court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Court. While a dissenting shareholder would have the right to express to the Court the view that the transaction should not be approved, the Court can be expected to approve the arrangement if it satisfies itself that:
•we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;
•the shareholders have been fairly represented at the meeting in question;
•the arrangement is such as a businessman would reasonably approve; and
•the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”
If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Squeeze-Out Provisions
When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Court, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.
Shareholders’ Suits
Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•a company is acting, or proposing to act, illegally or beyond the scope of its authority;
•the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
•those who control the company are perpetrating a “fraud on the minority.”
A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Enforcement of Civil Liabilities
We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or being of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Limitations on Liability and Indemnification Matters
As we are a Cayman Islands exempted company, the laws of the Cayman Islands are relevant to the provisions relating to indemnification of our directors and officers. Although the Companies Act does not specifically restrict a Cayman Islands exempted company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicates that the indemnification is generally permissible, unless there has been actual fraud, willful default, willful neglect, breach of fiduciary duty, unconscionable behavior or behavior which falls within the broad stable of conduct identifiable as “equitable fraud” on the part of the director or officer in question.
Our amended and restated memorandum and articles of association provide that each of our directors, agents or officers shall be indemnified out of our assets against any liability incurred by them as a result of any act or failure to act in carrying out their functions other than such liability, if any, that they may incur by their own actual fraud, willful neglect or willful default. No such director, agent or officer shall be liable to us for any loss or damage in carrying out their functions unless that liability arises through the actual fraud, willful neglect or willful default of such director, agent or officer.
We have also entered into indemnification agreements with our directors, executive officers and certain other employees under which we have agreed to indemnify each such person and hold them harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which they have been made a party or in which they became involved by reason of the fact that they are or were our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.
In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
Anti-Money Laundering-Cayman Islands
If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands (FRA) pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property.

Cayman Islands Data Protection
We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (DPA) based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts our shareholders on notice that through your investment in our company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (personal data).
In the following discussion under this “Privacy Notice” only, the Company refers to us and our affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder's investment activity.
Who This Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this “Privacy Notice” to such individuals or otherwise advise them of its content.
How the Company May Use a Shareholder's Personal Data
The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
•where this is necessary for the performance of our rights and obligations under any purchase agreements;
•where this is necessary for compliance with a legal or regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or
•where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
Listing
Our ordinary shares are listed on The Nasdaq Global Select Market under the symbol “CRDO.”
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for our ordinary shares. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021.

DESCRIPTION OF DEPOSITARY SHARES REPRESENTING PREFERRED SHARES
The applicable prospectus supplement will include a description of the material terms of any depositary shares representing preferred shares offered hereby.
DESCRIPTION OF DEBT SECURITIES
The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, a form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not these descriptions, define your rights as a holder of our debt securities. All capitalized terms have the meanings specified in the indenture.
As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately or upon exercise of a debt warrant from time to time. The debt securities may either be senior debt securities or subordinated debt securities. The debt securities we offer will be issued under an indenture between us and a trustee to be named therein. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.
As used in this “Description of Debt Securities,” the terms “Credo,” “we,” “our,” and “us” refer to Credo Technology Group Holding Ltd and do not, unless otherwise specified, include our subsidiaries.
General Terms of the Indenture
The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner described in the prospectus supplement and, if applicable, in a pricing supplement, and as set forth in the supplemental indenture, board resolution or officers’ certificate relating to such offering.
The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.
We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement or pricing supplement, if any.
The applicable prospectus supplement for a series of debt securities that we issue, together with a pricing supplement, if any, will describe, among other things, the following terms of the offered debt securities:
•the title;
•the aggregate principal amount;
•whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;
•whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•the price or prices at which the debt securities will be issued;
•the date or dates on which principal is payable;
•the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;
•interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;
•the right, if any, to extend the interest payment periods and the duration of the extensions;
•our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;
•conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;
•the currency or currencies of payment of principal or interest;
•the terms applicable to any debt securities issued at a discount from their stated principal amount;
•the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;
•if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;
•if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;
•any provisions for the remarketing of the debt securities;
•if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and
•any other specific terms of any debt securities.
The applicable prospectus supplement or pricing supplement, if any, will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.
Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.
Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.
Subordination
The prospectus supplement or pricing supplement, if any, relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by us of the principal of, premium, if any, and interest on such subordinated debt securities.

Conversion or Exchange Rights
Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement or pricing supplement, if any. The terms will include, among others, the following:
•the conversion or exchange price;
•the conversion or exchange period;
•provisions regarding the ability of us or the holder to convert or exchange the debt securities;
•events requiring adjustment to the conversion or exchange price; and
•provisions affecting conversion or exchange in the event of our redemption of the debt securities.
Consolidation, Merger or Sale
We cannot consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are conveyed, transferred or leased is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Cayman Islands, the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on the debt securities and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture, except in limited circumstances.
This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.
Events of Default
Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following:
•failure to pay interest for 30 days after the date payment is due and payable; provided that, an extension of an interest payment period in accordance with the terms of the debt securities shall not constitute a failure to pay interest;
•failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;
•failure to make sinking fund payments when due;
•failure to perform any other covenant for 90 days after notice that performance was required;
•certain events relating to bankruptcy, insolvency or reorganization; or
•any other Event of Default provided in the applicable resolution of our board of directors or the officers’ certificate or supplemental indenture under which we issue a series of debt securities.
An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.
If an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, or involves all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.
Similarly, if an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, or involves all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.
If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.
If an Event of Default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.
The indenture provides that the trustee shall, within 90 days after the occurrence of default (or 30 days after it is known by the trustee) with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of such default known to it; provided that, except in the case of a default or Event of Default in payment of the principal, premium, if any, of, or interest on, any debt security of such series or in the payment of any redemption obligation, the trustee may withhold the notice if, and so long as, it in good faith determines that withholding the notice is in the interests of the holders of debt securities of that series.
The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:
•the holder has previously given to the trustee written notice of default and continuance of that default;
•the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;
•the requesting holders have offered the trustee reasonable security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;
•the trustee has not instituted the action within 60 days of the request; and
•the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.
Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.
We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in compliance with any condition or covenant of the indenture.

Registered Global Securities
We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement or pricing supplement, if any, and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.
Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:
•by the depositary for such registered global security to its nominee;
•by a nominee of the depositary to the depositary or another nominee of the depositary; or
•by the depositary or its nominee to a successor of the depositary or a nominee of the successor.
The prospectus supplement or pricing supplement, if any, relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:
•ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;
•upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;
•any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and
•ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).
The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:
•will not be entitled to have the debt securities represented by a registered global security registered in their names;
•will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and
•will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.
We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.
We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of Credo, the trustee or any other agent of Credo or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.
If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.
We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these bearer global securities with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System, known as “Euroclear” and Clearstream Banking, société anonyme, Luxembourg, known as “Clearstream”, or with a nominee for the depositary identified in the prospectus supplement or pricing supplement, if any, relating to that series. The prospectus supplement or pricing supplement, if any, relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the portion of the series represented by a bearer global security.
Discharge, Defeasance and Covenant Defeasance
We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement or pricing supplement, if any, the subordination provisions applicable to any subordinated debt securities will be expressly made subject to the discharge and defeasance provisions of the indenture.
We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.
Unless otherwise provided in the applicable prospectus supplement or pricing supplement, if any, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (legal defeasance). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (covenant defeasance). We may effect legal defeasance and covenant defeasance only if, among other things:
•we irrevocably deposit with the trustee cash or U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and
•we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the beneficial owners of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law.
Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.
Modification of the Indenture
The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:
•secure any debt securities;
•evidence the assumption by a successor corporation of our obligations;
•add covenants for the protection of the holders of debt securities;
•add one or more guarantees;
•cure any ambiguity or correct any inconsistency in the indenture;
•establish the forms or terms of debt securities of any series;
•conform any provision of the indenture to this description of debt securities, the description of the notes included in the applicable prospectus supplement or any other relevant section of the applicable prospectus supplement describing the terms of the debt securities;
•evidence and provide for the acceptance of appointment by a successor trustee;
•to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•make any change that does not materially adversely affect the right of any holder; and
•comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities.
We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:
•extend the final maturity of any debt security;
•reduce the principal amount or premium, if any;
•reduce the rate or extend the time of payment of interest;
•reduce any amount payable on redemption;
•change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;
•reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;
•modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated debt securities in a manner adverse to the holders of those securities;
•alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;
•impair the right to institute suit for the enforcement of any payment on any debt security when due;
•reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) provided for in the indenture; or
•modify any provisions set forth in this paragraph.
Concerning the Trustee
The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities.
The indenture contains limitations on the right of the trustee, should it become a creditor of us, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.
The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that, the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.
No Individual Liability of Incorporators, Securityholders, Officers or Directors
The indenture provides that no incorporator and no past, present or future securityholder, officer or director, of us or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Law and Rules 327(b).

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•the title of such warrants;
•the aggregate number of such warrants;
•the price or prices at which such warrants will be issued;
•the currency or currencies in which the price of such warrants will be payable;
•the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;
•the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•information with respect to book-entry procedures, if any;
•if applicable, a discussion of any material United States Federal income tax considerations; and
•any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;
•currencies; or
•commodities.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities. The applicable supplement will describe:
•the terms of the units and of the warrants, debt securities, preferred shares and ordinary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•a description of the terms of any unit agreement governing the units; and
•a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES
Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants and units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Global Securities
Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Credo, the trustees, the warrant agents, the unit agents or any other agent of Credo, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SECURITYHOLDERS
Information about selling securityholders, if any, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus is a part or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION
Credo and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:
•to or through underwriters or dealers;
•in short or long transactions;
•directly to a limited number of purchasers or to a single purchaser;
•through agents; or
•through a combination of any of these methods of sale.
The prospectus supplement will state the terms of the offering of the securities, including:
•the name or names of any underwriters, dealers or agents;
•the purchase price of such securities and the proceeds to be received by Credo, if any;
•any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;
•any public offering price;
•any discounts or concessions allowed or reallowed or paid to dealers; and
•any securities exchanges on which the securities may be listed.
Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
If Credo and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•negotiated transactions;
•at a fixed public offering price or prices, which may be changed;
•“at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
•at prices related to prevailing market prices; or
•at negotiated prices.
Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
Credo and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best-efforts basis for the period of its appointment.

Credo and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Credo at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with Credo and/or the selling securityholders, if applicable, to indemnification by Credo and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.
Each series of securities other than the ordinary shares, which are listed on The Nasdaq Global Select Market, and any series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the ordinary shares, may or may not be listed on a national securities exchange.

TAXATION
Tax considerations relating to the ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.
VALIDITY OF SECURITIES
Certain legal matters with regard to the validity of the securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California, and for any underwriters or agents by counsel named in the applicable prospectus supplement. Maples and Calder (Cayman) LLP will pass upon the validity of the securities offered in this prospectus with respect to the ordinary shares and matters of Cayman Islands law.
EXPERTS
The consolidated financial statements of Credo Technology Group Holding Ltd appearing in Credo Technology Group Holding Ltd's Annual Report (Form 10-K) for the year ended April 29, 2023, and the effectiveness of our internal control over financial reporting have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

10,000,000 Shares
Ordinary Shares
PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC

               , 2023